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                                                            EXHIBIT 12.

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                                      ITT FINANCIAL CORPORATION AND SUBSIDIARIES
                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------------------
                                                        1994            1993            1992            1991            1990
                                                        ----            ----            ----            ----            ----
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
EARNINGS:

 Net loss from Continuing Operations............     $(318,508)      $(342,641)      $(448,949)      $(475,071)      $(500,537)

 Add income tax benefit.........................      (171,504)       (184,499)       (231,277)       (244,733)       (257,852)
                                                     ---------       ---------       ---------       ---------       ---------

                                                      (490,012)       (527,140)       (680,226)       (719,804)       (758,389)
                                                     ---------       ---------       ---------       ---------       ---------

 Add fixed charges:

  Interest expense..............................       505,713         528,001         632,710         714,694         750,894

  Interest factor attributable to rentals<F*>...           380             203             160             211             247
                                                     ---------       ---------       ---------       ---------       ---------

                                                       506,093         528,204         632,870         714,905         751,141
                                                     ---------       ---------       ---------       ---------       ---------

 Income (loss) from Continuing Operations, as
  adjusted......................................     $  16,081       $   1,064       $ (47,356)      $  (4,899)      $  (7,248)
                                                     =========       =========       =========       =========       =========

RATIOS:

 Income (loss) from Continuing Operations, as
  adjusted, to fixed charges<F**>...............          0.03            0.00               -               -               -
                                                          ====            ====             ===             ===             ===

-----

<F*> The interest factor attributable to rentals was computed by applying to the estimated present value of all long-term rental commitments the approximate weighted average interest rate inherent in the lease obligations, and adding thereto the interest element assumed in short-term cancellable rentals excluded from the commitment data but included in rental expense.

<F**>Earnings for the years ended December 31, 1992, 1991 and 1990 were insufficient to cover the fixed charges by $680,226, $719,804 and $758,389, respectively, therefore, no ratio is presented for those years.
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